Exhibit 99.1
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                                             Bethlehem Logo
                                             Bethlehem Steel Corporation
                                             Corporate Communications Division
                                             Public Affairs Department
                                             1170 Eighth Avenue
                                             Bethlehem, PA 18016-7699
                                             (610) 694-3711 - Phone
                                             (610) 694-1509 - Fax
                                             Internet Homepage Address
                                             http://www.bethsteel.com
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FOR IMMEDIATE RELEASE
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            BETHLEHEM STEEL FILES VOLUNTARY PETITION UNDER CHAPTER 11
                        OF UNITED STATES BANKRUPTCY CODE


         o Company Receives $450 Million Loan Commitment to Meet Ongoing Operating Needs

         o Operations and Customer Service to Continue without Interruption


         BETHLEHEM, Pa. - October 15, 2001 - Bethlehem Steel Corporation (NYSE:
BS), the second-largest integrated steel manufacturer in the nation, announced today that it has filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Despite nearly $300 million in net cost reductions since the middle of 1998, the Company could not overcome the injury caused by record levels of unfairly traded steel imports and the slowing economy that have severely reduced prices, shipments and production. Since mid-1998, Bethlehem's revenues have been reduced over this same period by approximately $1.3 billion annually. The resulting operating losses of approximately $500 million and negative cash flow since the middle of 1998 have severely impaired the Company's financial condition.
         The entire domestic steel industry is suffering from the onslaught of record steel imports since 1998, resulting in over 20 prior bankruptcy filings. The events of September 11 have contributed to a further weakening in demand for consumer products that rely on steel, such as automobiles, appliances and new homes, and to a worsening outlook for our near-term performance.
         Bethlehem is seeking protection under Chapter 11 to provide the necessary time to stabilize the Company's finances and to develop and implement a strategic plan to return Bethlehem to sustained profitability. Key objectives of the plan will include improving the Company's capital structure, working with the United Steelworkers of America (USWA) to improve productivity and further reduce costs, particularly employment and healthcare costs, and finding a solution to its approximate $3-billion retiree healthcare obligation. While in Chapter 11, Bethlehem will continue to work with the federal government to remedy unfair trade practices, reduce excess global steel capacity and foster domestic steel industry consolidation.
         The Company has secured a loan commitment for $450-million Debtor-in-Possession (DIP) financing from GE Capital, subject to Court approval. This financing package, combined with other actions, should provide sufficient liquidity to meet ongoing operating needs. During these restructuring proceedings, Bethlehem will continue steel production without interruption with the same level of commitment to superior quality and service to our valued customer base. The Company's key supplier relationships remain intact and the continued support of the supply base is essential to the development of a successful Plan of Reorganization.
         "This step is imperative to preserve not only the Company's future, but also the future of our workforce. Working together with the USWA and government, management intends to take full advantage of the opportunities afforded by the Chapter 11 process to return Bethlehem to sustained profitability," said Robert
S. Miller, Jr., chairman and chief executive officer of Bethlehem Steel


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

Corporation. "Our employees have demonstrated their support to get us through these difficult times. We appreciate their continued loyalty and contributions."
         Mr. Miller continued, "Bethlehem has made considerable progress in reducing its costs and meeting customers' increasing demand for high quality products. However, we need to do more. Chapter 11 does not solve our problems. It provides us a process and framework within which we can address and explore the significant issues facing the Company. The cooperation of the USWA is essential to increase productivity by establishing more flexible work practices and to implement new initiatives to significantly reduce our healthcare obligations. Discussions with the USWA have already begun. Aggressive company-wide cost reduction initiatives are underway and we are also developing plans to further reduce our total workforce by January 2002. Reducing our costs and strengthening our balance sheet will allow Bethlehem to make the necessary investments in our facilities to remain a leader in the steel industry."
         Beyond these self-help measures, Bethlehem will seek government assistance through strict enforcement of our trade laws including a successful conclusion of the Section 201 trade case now before the International Trade Commission. In addition, Bethlehem will explore participation in the necessary consolidation of the highly fragmented domestic steel industry, and will look for solutions to the retiree healthcare issue. Government assistance and support will be required if we are to reestablish a vibrant and healthy domestic steel industry.
         Mr. Miller concluded, "There is much hard work ahead to restore the Company to a position of financial viability. One thing is clear, our national security and our economy depend upon a sound and productive American steel industry, and Bethlehem is determined to be an integral part of the future of our industry."



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

About Bethlehem Steel Corporation:
         Bethlehem Steel Corporation is the nation's second largest integrated steel producer with revenues of about $2.6 billion and shipments of 6.1 million tons of steel products for the first nine months of 2001.
         Founded in 1904 by Charles M. Schwab, Bethlehem Steel Corporation traces its origins to the Saucona Iron Company, which was established in 1857 in Bethlehem, Pa. Later renamed the Bethlehem Iron Company, this single plant became the nucleus around which the modern Bethlehem Steel Corporation was formed.
         For 97 years, Bethlehem Steel has provided the steel to build, transport and defend America. Its products have produced enduring structures such as the Golden Gate Bridge, U.S. Supreme Court Building, Chicago's Merchandise Mart and much of the New York City skyline. A major producer of armaments for the military, Bethlehem Steel's workforce in World War II numbered about 300,000. In addition to its steel plants, Bethlehem had shipyards on both U.S. coasts that delivered a ship a day (1,121 in total) to the Allied war effort. The Company's support of the military continues today as it was the sole supplier of armor plate steel for the repair of the USS Cole.
         Bethlehem Steel currently employs about 13,000 and provides benefits to about 130,000 individuals. The Company produces a wide variety of steel mill products including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail, specialty blooms, carbon and alloy bars, and large diameter pipe. Its principal markets include automotive, construction, machinery and equipment, appliance, container, service center, rail and energy.
         Bethlehem Steel's principal operations include the Burns Harbor Division, located 40 miles southeast of Chicago on the shores of Lake Michigan in Burns Harbor, Ind.; the Sparrows Point Division located on the Chesapeake Bay near Baltimore, Md.; and Pennsylvania Steel Technologies located in Steelton, Pa., just south of Harrisburg. The Sparrows Point Division also operates


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steelmaking and plate operations in Coatesville and Conshohocken, Pa. Burns
Harbor's operations include a galvanizing mill in Lackawanna, N.Y., located just south of Buffalo. Bethlehem also has iron ore, lake shipping and trucking operations and operates eight shortline railroads.

Safe Harbor:

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including challenges arising from Bethlehem Steel's Chapter 11 filing, changes in consumer spending patterns and in demand for steel products. Additional factors that may affect the business and financial results of Bethlehem Steel are the effect of planned and unplanned outages on Bethlehem Steel's operations; the potential impact of strikes or work stoppages at facilities of Bethlehem Steel's customers and suppliers; the sensitivity of Bethlehem Steel's results to relatively small changes in the prices obtained by Bethlehem Steel for its products; intense competition due to world steel overcapacity, low-cost electric furnace facilities, unfairly-traded imports and substitute materials; the consolidation of many of Bethlehem Steel's customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by Bethlehem Steel's operations; employment matters, including costs and uncertainties associated with Bethlehem Steel's collective bargaining agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; Bethlehem Steel's highly leveraged capital structure and its ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against Bethlehem Steel. The forward-looking statements included in this document are based on information available to Bethlehem Steel as of the date of this release, and Bethlehem Steel assumes no obligation to update any of these statements.

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For More Information:
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Media Contact:                      Steve Donches - 610-694-3470
                                    Bette Kovach - 610-694-6308

Investor Contact:                   Blaise Derrico - 610-694-4583
                                    Jeff Faloba - 610-694-2206








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